EXHIBIT 10.15

Tritium Pty Ltd 48 Miller St, Murarrie QLD 4172 www.tritium.com.au

24 November 2020

Jane Hunter

120 Dornoch Terrace

Highgate Hill QLD 4101

j.hunter@bigpond.com

BY EMAIL

Dear Jane,

OFFER OF EMPLOYMENT - PERMANENT

Tritium is a creative and rapidly growing company that designs and manufactures fast charging infrastructure for electric vehicles, exporting products globally.

We are pleased to offer you a new role within Tritium on a permanent, full time basis on the following terms:

1.	Job Title and Description

The following particulars for the role are specified in Schedule 1:

•	Role Title;

•	Commencement Date;

•	Work Location;

•	Notice Periods; and

•	Remuneration.

You will perform duties and responsibilities that are reasonable and consistent with the position, as may be assigned to you and as further described in the Job Description set out in Schedule 2. The Job Description may be updated from time to time and, following consultation with you.

When at work with Tritium, you agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of Tritium’s interests. You must also maintain all qualifications, licenses, skills, knowledge and competencies relevant to your employment with Tritium.

2.	Work Hours

Your standard hours of work are 8:30 am to 5:00 pm Monday to Friday. The commencement and finish times may change with varying work duties.

To perform your job effectively, you may be required to work reasonable additional hours from time to time as appropriate. The remuneration specified in this Offer of Employment covers payment for the overall performance of your job, therefore you will not be paid, nor entitled to receive, any additional amounts by way of overtime or otherwise for work performed outside of your standard hours of work, unless prior written agreement has been reached with the Board of Directors or Remuneration Committee for a specific task or project.

You agree that while employed by Tritium you will exclusively devote your time and attention to the performance of your duties with Tritium and will not accept or undertake any other employment or work engagement with any other person or entity without the prior written approval of the majority of the Board of Directors.

3.	Tritium Policies & Direction

As an employee of Tritium, you must follow all reasonable and lawful directions given to you by Tritium. Tritium also requires you to understand and comply with any obligations imposed upon you under all Tritium Policies, Procedures, Standards, Processes or other compliance documentation (“Policies”), including but not limited to those obligations under Tritium’s Code of Conduct and requirements relating to workplace health & safety, harassment, discrimination, and use of internet / email systems.

It is your responsibility as an employee to ensure you are aware of all Tritium Policies relevant to you and to ensure your knowledge remains up to date. Tritium will make the Policies available to you and provide training and guidance, as appropriate. From time to time you may be required to formally acknowledge your awareness of your obligations. If you are uncertain of your obligations or require clarification of any specific aspects, it is your responsibility to seek guidance.

Whilst it is a condition of your contract that you must comply with lawful directions and Policies (as set out above), the Policies are not incorporated into your contract of employment and nothing in Tritium’s Policies and Procedures gives rise to a legal right or benefit enforceable by you. Tritium reserves the right to amend or withdraw any policy (including the provision of any associated benefits) at any time with immediate effect and you agree to abide by these changes.

4.	Remuneration

The initial remuneration for this position is set out in Schedule 1 and all payments are subject to withholdings and deductions required by Australian law. In addition:

•	Superannuation is paid by Tritium into a complying fund in accordance with statutory requirements

•	Your remuneration will be reviewed annually, and may be increased, at the Board of Directors’ or Remuneration Committee’s sole discretion;

•

There is the potential to participate in an employee share bonus scheme, based on an annual performance review on terms and conditions determined by the Board of Directors or Remuneration Committee, at its sole discretion;

•	Payments are made in accordance with the standard payroll practices of Tritium, which may vary from time to time. As at the Commencement Date;

•	payments are monthly, in twelve equal instalments

•	payments are made on the 15th day of each month or nearest business day, for entitlements in that month.

5.	Leave Entitlements

Annual leave

You are entitled to four weeks paid annual leave (pro rata) for each year of continuous service, accruing progressively during a year of service in accordance with the provisions of the Fair Work Act 2009. Annual Leave Loading is incorporated into your Base Salary and is therefore not payable at the time annual leave is taken.

Tritium may require you to take up to 10 working days of accrued annual leave after Christmas day of each year or during such other periods when its business shuts down for a period.

Public holidays

You are entitled to the public holidays designated by legislation or otherwise by law in the State/Territory in which you are employed, which fall on days on which you would normally work, without loss of pay.

Personal leave

You will be entitled to ten days’ personal leave per annum (pro rata) in accordance with the provisions of the Act, which can be taken as:

•	Sick leave arising out of illness or injury; or

•	Carer’s leave to care for a member of your immediate family or household who is sick and requires your care and support.

Personal leave accrues on a pro rata basis and is cumulative, however you will not be entitled to payment for untaken personal leave on termination of your employment.

Payment for personal leave is subject to you providing satisfactory evidence of your illness or injury or the illness or injury of a member of your immediate family or household, if Tritium requires it.

Long Service Leave

You are entitled to long service leave in accordance with the relevant statutory provisions in the State/Territory in which you are employed. Long Service Leave will begin accruing from your Australian start date with Tritium and is not impacted by role changes within the company.

6.	Termination

Should you wish to terminate your employment with Tritium, you are required to give the period of notice specified in Schedule 1. If you fail to give the required period of notice, an amount equal to the notice not given may be deducted from any monies owing to you, including but not limited to Base Salary.

You acknowledge that Tritium may require you not to attend the office or its other premises or contact its employees or customers during the notice period and you agree that you will comply with Tritium’s directions in this regard. During the notice period, you may be required to perform duties less senior or significant than at the time notice is given to terminate your employment. You agree that such duties will not amount to repudiation of contract.

Tritium may terminate your employment in the following ways:

(a)

General - If Tritium wishes to terminate your employment, it will provide the notice specified in Schedule 1, or payment in lieu of notice. Alternatively, Tritium may provide you with a combination of notice and payment in lieu of notice. In doing so, Tritium will also pay a pro-rata of any bonuses or discretionary shares that have not yet become due and owing based on a fair and reasonable assessment of performance up to the date in question and noting that the goals were annual.

(b)

Misconduct - Tritium may terminate your employment without notice, and without making any further payment beyond existing entitlements due at the date of termination, if you commit any serious misconduct or gross negligence in the discharge of your duties, including but not limited to:

(i)	willful or deliberate conduct that is inconsistent with the continuation of this Contract of employment;

(ii)	conduct causing serious and imminent risk to the health and safety of a person;

(iii)	conduct causing serious risk to the reputation, viability or profitability of Tritium’s business;

(iv)	refusal to carry out lawful and reasonable instructions of Tritium;

(v)	a substantial and willful breach of Tritium’s Policies and Procedures;

(vi)	theft or fraud;

(vii)	assault or violent, threatening or intimidating behaviour;

(viii)	being under the influence of alcohol and/or drugs at work;

(ix)	conviction of a criminal offence which affects your ability to perform the role satisfactorily; or (x) any other breach of a material term of this Contract.

7.	Return of Property

Any property issued to you remains the property of Tritium and must be returned immediately on request or at the end of your employment, whichever occurs first.

8.	Performance Review

Your position will be periodically reviewed by the Board of Directors for performance in the role, difficulties or assistance required and general outlook for the future. Performance goals will be set annually and a formal performance assessment by the Board or the Remuneration Committee will usually be completed 12 months after the goals are set or at the end of each Financial Year. The review cycle may vary from time to time and any remuneration adjustments which occur will do so after the completion of the annual performance review process and are at the Board’s sole discretion.

9.	Conditions of Confidentiality

In your position, you will develop and be exposed to confidential information about Tritium, its operations and strategic plans. You must keep this confidential information, strictly confidential. By accepting this letter of offer, you acknowledge and agree that you will not, during your employment or post-employment, use or disclose confidential information relating to Tritium, except with the consent of Tritium, or as required by law. You further agree that you will not remove any Confidential Information from Tritium’s premises, or IT systems. Confidential Information includes (without limitation) client lists, intellectual property, trade secrets, client details and pricing structures.

10.	Intellectual Property

You agree to fully disclose to Tritium any intellectual property or improvement thereof created or acquired by you:-

i.	in the course of your employment with Tritium; or

ii.	derived from or informed by Tritium’s intellectual property including during the course of your employment with Tritium.

All intellectual property, and any improvements thereof, created by you (i) in the course of your employment with Tritium; or (ii) derived from or informed by Tritium’s intellectual property including during the course of your employment with Tritium, vests in Tritium upon its creation and it will belong to and be the absolute property of Tritium with no compensation, reward or financial entitlement being due to you.

If any intellectual property created by you (i) in the course of your employment with Tritium; or (ii) derived from or informed by Tritium’s intellectual property including during the course of your employment with Tritium, does not automatically vest in Tritium, you agree to assign to Tritium the intellectual property or improvement thereof created by you. You agree to do anything Tritium reasonably asks you to do to give effect to this assignment.

During the course of your employment with Tritium, you agree that if you intend to be involved in the creation of intellectual property, which you consider will not be created in the course of your employment with Tritium or be derived from or informed by Tritium’s intellectual property, you will promptly notify Tritium beforehand. This notification will be treated as confidential by Tritium. Tritium will assess the intended subject matter of the notification and will advise you whether it disputes your assessment as to whether that intellectual property would fall within the scope of your employment or is derived from or informed by Tritium’s intellectual property. Any dispute about the status of any such intellectual property will be the subject of good faith negotiations between the parties. If agreed, details of any intended subject matter shall be recorded in Schedule 3.

You agree that your intellectual property obligations continue after the termination of your employment.

In relation to any Works (as defined under the Copyright Act 1968 (Cth)) created by you (i) in the course of your employment with Tritium; or (ii) using or informed by Tritium’s intellectual property including during the course of your employment with Tritium, in which you have Moral Rights, you, to the extent permitted by law assign all your Moral Rights in those Works. To the extent that assignment of Moral Rights is not permitted by law, you irrevocably consent to anything Tritium or its associated entities might do, during or after the termination of your employment, which would, without this consent, infringe your Moral Rights.

11.	Restraint of Trade

You acknowledge that during your employment with Tritium, and as a result of that employment, you will have access to a significant amount of information. You will also accumulate industry knowledge, skill and experience (often referred to as “know how”) in the field in which Tritium and its associates operate. You will also have access to Confidential Information about Tritium, its associated entities, contractors and customers in which Tritium has a legitimate interest in protecting from unauthorised use by others and by you after your employment is terminated or expires. You therefore agree that the restraints set out in this clause are reasonable and necessary.

In protection of Tritium’s goodwill, Confidential Information, intellectual property and in consideration of your remuneration, you agree that you will not, during the period of your employment or at any time during the Restraint Periods set out in this clause:

•

Canvass, solicit or endeavour to entice away from Tritium any person or organisation that was a customer of Tritium at any time in the period of twelve (12) months before the termination of your employment with Tritium;

•

Canvass, solicit or endeavour to entice away from Tritium any person that was a director, employee or contractor of Tritium at any time in the period of six (6) months before the termination of your employment with Tritium;

•

Undertake, carry on, be employed or engaged in, whether directly or indirectly, any business or commercial activity that makes or designs electric vehicle DC chargers during the six (6) months after your employment ends. This excludes roles on Standards or Certification bodies, Councils, Industry Bodies or Advisory Boards.

For the purposes of this clause Restraint Period means:

•	twelve (12) months;

•	six (6) months;

•	two (2) months;

•	one (1) month.

from the termination of your employment.

Each restriction above is a separate, distinct, severable and independent restriction.

You acknowledge that any breach by you of this clause would cause irreparable harm and significant damage to Tritium and accordingly that Tritium has the right to seek and obtain immediate injunctive relief in relation to any such breach.

12.	Conflict of Interest

You must always act in the best interests of Tritium. You must endeavour to avoid situations where a conflict of interest may arise between your activities as an employee of Tritium and your dealings with other parties. Should you be in a situation where a potential conflict may arise, you must:

•	disclose the potential conflict of interest to the Board of Directors immediately; and

•	take action to avoid the potential conflict, unless you have obtained the written consent of the Board of Directors.

You must declare any interest in any business of any kind in which you may potentially be in conflict or in competition with the business of Tritium. This obligation prevents you from working for any other entity, in any capacity, while you are employed by Tritium, unless you have the prior written approval of the Board of Directors.

13.	Place of Work

You will be engaged at, and will be located for the substantial performance of your duties and responsibilities at, the location specified in Schedule 1, or at another location (on a temporary or permanent basis) as reasonably required to meet the operational needs of Tritium.

14.	Security & Surveillance

Tritium may, at any, time monitor your use of the Tritium systems, including but not limited to material stored, the use of phone, internet and email systems in accordance with Tritium’s Systems, Internet and Email Policies.

15.	Safety and Medical Examinations

The parties have a mutual interest in maintaining a safe and healthy working environment for all employees. You:

•	Agree to participate in any drug and alcohol testing program undertaken by Tritium;

•	Agree to attend a full medical examination when directed to do so by Tritium, to assess your fitness for work. Such medical examinations will be conducted by a doctor nominated by Tritium;

•	Authorise the doctor who conducts the medical examination referred to above to disclose to Tritium whether you are medically fit to perform the requirements of your role.

16.	Waiver

The failure of either party to enforce at any time any provisions of this letter of employment or any right under this letter or to exercise any election in the contract shall in no way be a waiver of such provision, right or election and shall not affect the validity of the letter.

17.	Entire Agreement

Both parties agree that this letter constitutes the entire agreement between them, that no verbal or other statements, inducements or representations have been made to or relied upon by either of them and that no modification hereof shall be binding upon either of them unless in writing, and signed by you and an authorised representative of Tritium.

18.	Acceptance

To accept this offer of employment please return a signed and dated copy of this letter to Tritium by the date specified in Schedule 1.

I take this opportunity to welcome you into your new position with Tritium and wish you a long and successful career with our company. We look forward to hearing from you.

Yours faithfully

Tritium Pty Ltd

/s/ Trevor St Baker

Trevor St Baker

Chairman

I hereby agree to the offer of employment and the terms of employment as set out in this letter of offer:

Signed: /s/ Jane Hunter	Date: 11/24//2020

SCHEDULE 1

1.	ROLE TITLE

Chief Executive Officer/President Asia Pacific & Middle East

2.	RESPONSIBLE TO

The Board of Directors lead by the Chairman of the Board

3.	COMMENCEMENT DATE

The Commencement Date for this position is 9th March 2020

4.	WORK LOCATION

48 Miller Street, Murarrie, 4172, Queensland

5.	NOTICE PERIOD FOR TERMINATION

You may resign by providing six months of notice in writing.

The Company may terminate your employment:

(a)	under clause 6(a) of this Offer of Employment, by providing six months of notice in writing; or

(b)	under clause 6(b) of this Offer of Employment (serious misconduct or gross negligence), without notice.

6.	DATE OFFER OPEN UNTIL

4 December 2020

7.	REMUNERATION

FY21 Onwards:

Annual Base Salary from 1 July 2020	A$391,000 p.a.

Superannuation Guarantee. 9.5% of base salary	A$37,145 p.a.

Vehicle Allowance (Electric vehicle – lease cost per annum)	~A$15,000 p.a.

Cash bonus for achieving Key Performance Indicators

[KPIs] for the 9-month period of 1 October 2020 to 30 June 2021 [see KPI table below] and annually thereafter with new KPI’s to be established by the Remuneration Committee on an annual basis:

There is an annualised cash bonus payable of up to $153,000 based on achieving the KPIs. The result will be pro-rata for the measurement period of 1 October 2020 to 30 June 2021 and thereafter is payable annually based on KPI achievement.

Strategic Objective	Threshold	Target	Exceed Target	Description and Targets

Grow Revenue to $152M	20%	25%	30%	Met Threshold =75% of FY 21 Revenue Budget, Met Target = 100% of FY21 Revenue Budget of $152M, Exceed Target = 115% of FY21 Revenue budget.

Improve Gross Margin to 25%	20%	25%	30%	Met Threshold = 22%, Met Target = 25%, Exceed Target = 28%

Grow EBITDA to $3.02M	20%	25%	30%	Met Threshold =95% of FY21 EBITDA budget. Met Target = 100% of FY21 EBITDA Budget of $3,021,988. Exceed Target = 105% of FY21 EBITDA Budget.

Improve Operating Cash Flow (Profit/Loss minus depreciation minus amortisation plus capitalised development costs)	12%	15%	18%	Met Threshold =(-$25M), MetTarget =(-$14.54M as per FY21 budget). Exceed Target = (-$10M)

Safety. No Serious Incident	10%	10%	10%	No Serious Incident. A Serious Incident is a serious injury or illlness as defined in the Work, Health and Safety Act 2011 (Qld).

Percentage of ST IP	82%	100%	118%

STIP (Total $)	$125,460	$153,000	$180,540

LFSP share pool shares approved by the Board	627,065

Yearly performance review	For each financial year after FY21, there will be 100,000 shares (or other employee stock options as defined by the LTI scheme of the Company, or any new Holding Company). The strike price and vesting criteria will be the current strike price and vesting criteria being applied by the Company at the time the shares or options are earned – if not defined, then the Board of Directors will determine this. The KPI’s to earn the 100,000 shares will be set each year by mutual agreement with the Board of Directors.

TOTAL REMUNERATION	A$443,145 p.a. + $153,000 potential cash bonus (to be pro rata for FY21) + variable rachet to bonus percentage + LFSP share pool shares approved by the Board.

SCHEDULE 2

JOB DESCRIPTION – POSITION

Chief Executive Officer (CEO) Role Purpose:

Responsible for management of the organisation and its operations by way of delegated authority from the Board of Directors. Develop and meet Strategic Company Objectives.

Principal Role Responsibilities:

•	Develop and implement Strategic Objectives and Budgets for review and approval by the Board.

•	Develop and continue to improve the safety culture and record at Tritium.

•	Develop and implement KPIs that facilitate the Strategic Objectives and conduct performance assessment of staff against the KPI’s.

•	Ensure the on-time and on-budget delivery of company-wide projects.

•	Identify and manage operational and corporate risks for the Company where those risks could have a material impact on the Company – formulate strategies for managing and mitigating those risks.

•	Develop and implement a manufacturing strategy for Board approval that results in lower cost of manufacture and increased margins.

•

Ensure the Board is kept informed of material developments in the Company’s affairs, operations and business in a timely and accurate manner so as to reasonably position the Board to fulfil its governance responsibilities.

•	Where proposed transactions, commitments or arrangements exceed the Delegation of Authority set by the Board, refer matters to the Board for their review and approval.

•	Manage the Company’s financial reporting system and financial controls to ensure accurate and timely financial reporting and prudential financial risk management.

•	Implement and make available to staff, policies and processes that facilitate the optimal business operations of the Company and manage risk.

•	Continually review, update and communicate the Tritium behaviours and values.

•	Create and sustain a culture of innovation and technical excellence.

•	Supervise the production of the Product/Technology roadmap to optimally position Tritium in the EV charging market.

•	Provide management oversight across the Company to ensure efficient and effective functioning of the organisation.

•	Provide strong and clear leadership internally within Tritium and externally to the organisations key stakeholders.

•	Maintain awareness of political, governmental, business and industry environments on a local and global level and work to shape policies, standards and laws to Tritium’s business advantage.

•	Participate in appropriate business and professional associations, networks and activities to further Tritium’s business interests.

•	Appoint and manage key executive and management staff.

•	Review and maintain the organisational structure in order to best facilitate the business’ aims.

•	Manage the Operations function so as to successfully manufacture and deliver the Company’s products to achieve revenue and margin targets.

•	Oversee any legal matters on foot or pending so as to mitigate legal risk and minimise cost to the Company.

•	Continually work to improve contribution margins.

•	Provide assistance to regional Presidents to help them execute their strategy and achieve their budget.

•

Manage the development of a global support capability for Tritium’s products, including establishing a service level agreement framework under which our regional leaders can negotiate profitable support services with their customers.

•	At all times act with integrity and in accordance with Tritium’s values and behaviours.

President, APAC & ME Role Purpose:

•	Deliver revenue, grow market position and build brand in the APAC region.

President, APAC & ME Role Responsibilities:

•	Execute key objectives as set out in the APAC & ME Sales strategy;

•	P&L responsibility over APAC & ME and related performance to budget.

•	Manage the following regional departments:

•	Sales & business development;

•	APAC & ME Marketing;

•	Build sales distribution channels throughout APAC.

•	Establish and grow service partner network through APAC.

•	Establish applicable KPIs for the APAC team. Continuously monitor the performance of staff to ensure the right staff are in the right positions as the company structure continuous to grow.

•	Form trusted working relationships with direct reports, executive peers and stakeholders;

Environmental, Health & Safety requirements

In the interest of personal safety, all employees have an obligation to:

•	Comply with all safe work practices, rules, procedures and instructions with the intent of avoiding injury to themselves and others, damage to plant or equipment and environmental pollution.

•	Take reasonable care for the health and safety of themselves and others.

•	Wear personal protective equipment and clothing where required.

•	Comply with any reasonable direction given by Management for environmental, health and safety.

•	Not misuse or interfere with any environmental or health and safety equipment provided.

•	Report all near misses, accidents and incidents on the job immediately.

•	Report all known or observed hazards to their Supervisor or Manager immediately.

The purpose of these rules is to clearly set out the fundamental ground rules that everyone is expected to follow to ensure a safe and healthy workplace for all. This will assist us to achieve our goal of zero harm to employees, contractors and visitors within our workplace.